UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2007

Intelli-Check, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

246 Crossways Park West, Woodbury, NY	11797
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 516-992-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2007, Intelli-Check, Inc. (“Intelli-Check”) entered into a binding term sheet (the “Term Sheet”) with Mobilisa, Inc. Pursuant to the Term Sheet, Mobilisa will be acquired by Intelli-Check and the former stockholders of Mobilisa will receive a number of shares of Intelli-Check’s common stock such that the former stockholders of Mobilisa will own 50% of Intelli-Check on a post-merger basis. The former Mobilisa stockholders will also receive options to purchase shares of Intelli-Check’s common stock with substantially equivalent value to Intelli-Check’s outstanding options and warrants.

The Board of Directors of the combined company would be composed of nine members, five selected by Intell-Check’s Board of Directors and four selected by Mobilisa’s Board of Directors. The Chief Financial Officer, Chief Technology Officer and the Chairman of the Board of Directors of the combined company would be selected by Intelli-Check’s Board of Directors and the Chief Executive Officer and the Vice Chairman of the Board of Directors of the combined company would be selected by Mobilisa’s Board of Directors.

The combination is subject to the completion of definitive documentation and the completion of due diligence by both Intelli-Check and Mobilisa. In addition, consummation of the transaction is subject to the approval of Mobilisa’s stockholders and the stockholders of Intelli-Check approving an amendment to Intelli-Check’s certificate of incorporation to increase the number of authorized shares of Intelli-Check’s common stock.

The Term Sheet may be terminated by either party if due diligence is unsatisfactorily completed, provided the terminating party must pay the non-terminating party for any costs or fees incurred in connection with preparing to combine the two companies. Either party may also terminate the Term Sheet without being required to pay the other party’s costs or fees if there is a material adverse change to the non-terminating party’s business or if the non-terminating party is unable to obtain the necessary stockholder approval. If a party chooses to terminate the Term Sheet other than for the reasons described above, the terminating party would be required to pay a break-up fee of $1,000,000 over 36 months to the non-terminating party.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

Exhibit	Description

10.1	Term Sheet dated August 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLI-CHECK, INC.

By:	/s/ Peter J. Mundy
Name: Peter J. Mundy
Title: Vice President Finance & CFO

Dated: August 13, 2007

Exhibit Index

Exhibit	Description

10.1	Term Sheet dated August 1, 2007